Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: January 29, 2011

CONTACT: John P. Olsen, CEO

Jill Feiler, President of Denmark State Bank,

Carl Laveck, Chief Credit Officer and Executive Vice President Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports 2010 Results

Jack Olsen, CEO of Denmark Bancshares, Inc. ("DBI") and of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced net income of $3,442,000, or $28.94 per share for the year ended December 31, 2010, up from $878,000 or $7.38 per share in 2009. Return on assets and return on equity for 2010 were 0.85% and 6.63% respectively, compared to 0.22% and 1.70%, respectively, for the same period one year ago.

"We are quite pleased with the 2010 results of operations and the significant improvement over 2009 as we increased net income by over 290% and exceeded our internal projections," said Mr. Olsen. It continues to be a challenging period for many banks nationwide as 157 more banks failed in 2010 compared to 140 bank failures in 2009. But DBI has remained profitable, continued our normal dividend payout, maintained strong capital levels and improved the quality of our loan portfolio despite a still sluggish economy. Our agribusiness customers benefited from rising milk prices which increased 25% to 30% higher in 2010 compared to 2009, but still below the levels we had been experiencing for several years prior. The local unemployment rates improved over the last 12 months and are a couple of full percentage points below the national level of 9.4% unemployment. Commercial real estate and home prices have not recovered. DBI will be challenged in 2011 to grow the loan portfolio and improve profitability in this economic environment but we intend to continue the trend of consistent quarterly net income and stable net interest spread that we experienced in 2010."

The increase in net income for 2010 was primarily due to a decrease of $4.3 million in the provision for loan losses. DBI's annual provision for loan losses was $1.2 million in 2010 compared to $5.5 million during 2009. The ratio of allowance for loan losses to total loans was 2.29% at December 31, 2010, compared to 2.10% at December 31, 2009. Net charge-offs for 2010 totaled $601,000 compared to net charge-offs of $5.6 million in the prior year. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.0% as of December 31, 2010, compared to 5.5% as of year-end 2009. Loans past due less than 90 days were $464,000 compared to $3.5 million one year earlier and nonaccrual loans fell to $8.6 million at year-end compared to $12.8 million at year-end 2009. Mr. Laveck, Chief Credit Officer and Executive Vice President said, "DBI began the year with an emphasis in improving credit quality and we experienced positive trends reducing both past due accruing and nonperforming loans. In 2011, the focus will be to diligently monitor the performing loan portfolio while continuing to aggressively collect the nonperforming loans. As the overall loan quality has improved substantially compared to the previous years, we expect our lenders will have more time to develop new business relationships that meet our standards of quality and profitability."

Net interest income for 2010 was $14.5 million compared to $14.6 million during 2009. Noninterest income increased from $1.9 million in 2009 to $2.1 million during 2010 while noninterest expense declined from $10.8 million in 2009 to $10.7 million for the current year. The increase in noninterest income was attributable to an increase of $86,000 in retail investment sales, and $46,000 of rental income received on leased space at the Wrightstown branch. "Mortgage banking had another good year and was helped by the low mortgage rates and the home buyer tax incentives. Our retail investment advisers increased sales as the equity markets recovered nicely in 2010," said Ms. Feiler, President of Denmark State Bank. "It will be tougher to maintain mortgage banking revenues at the levels experienced during the last two years unless the housing market improves. We are concerned about the impact of federal regulations on both noninterest income and noninterest expense. DSB experienced lower revenues on overdrafts in 2010 and we expect to see the profitability of our debit cards decline in 2011. While the Dodd-Frank Wall Street Reform and Consumer Protection Act was intended to address the problems by Wall Street firms and large financial institutions that led to the recession it has a large impact on main street community banks like DSB. The costs of compliance and the time our staff devotes to regulations are concerns for us in 2011. Some rollback of these regulations or smaller bank exemptions would be welcomed by many community banks. We didn't cause the recession but it seems like we are being penalized."

As of December 31, 2010, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.5% and total capital as percentage of risk-based assets ratio at 18.3% compared to 13.2% and 17.9%, respectively, as of December 31, 2009.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $420 million as of December 31, 2010. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

SELECTED FINANCIAL DATA
	Dec 31	Dec 31
(In thousands, except per share data)	2010	2009
Financial Condition (1)
Total Loans	$299,355	$296,633
Allowance for credit losses	6,864	6,226
Investment securities	63,050	67,115
Assets	420,315	408,357
Deposits	320,499	306,478
Other borrowed funds	43,588	48,821
Stockholders' equity	53,926	51,104
Book value per share	$ 453.47	$ 429.74
Financial Ratios
Average equity to average assets	12.83%	12.98%
Tier 1 capital to average assets (leverage)	13.51%	13.15%
Tier 1 capital to risk-weighted assets	17.02%	16.64%
Total capital to risk-weighted assets	18.28%	17.90%
Allowance for credit losses
to total loans (1)	2.29%	2.10%
Loans past due 30 to 90 days to total loans	0.15%	1.17%
Nonaccrual loans to total loans	2.88%	4.30%
Non-performing assets to total assets	2.26%	3.54%
Non-performing loans to allowance for
credit losses (1)	126%	205%
(1) As of the period ending.
	For the Year
Operating Results	2010	2009
Interest income	$19,495	$21,156
Interest expense	4,986	6,558
Net interest income	14,509	14,598
Provision for credit losses	1,240	5,500
Noninterest income	2,084	1,875
Securities write down for OTTI	120	313
Noninterest expense	10,589	10,438
Net income	3,442	878
Net income per share	$28.94	$7.38
Operating Ratios
Return on average equity	6.63%	1.70%
Return on average assets	0.85%	0.22%
Interest rate spread (tax equivalent)	3.85%	3.78%
Efficiency ratio	61%	60%